AMENDMENT NO. 4
TO AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF
VANGUARD CHESTER FUNDS

This Amendment No. 4 (the "Amendment") to the Amended and Restated Agreement and Declaration of Trust of Vanguard Chester Funds (the "Trust") amends, effective April 17, 2017, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of November 19, 2008, as amended (the "Agreement").

By resolutions adopted at a meeting of the Trust's Board of Trustees (the "Board") on December 16, 2016, the Board approved this Amendment. Under Article VIII, Section 4 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust. Whereas, the Trust desires to amend the Agreement to reflect the addition of the following new series of the Trust: Vanguard Target Retirement 2065 Fund and the Vanguard Institutional Target Retirement 2065 Fund;

Now, therefore, the Agreement is hereby amended as follows:

1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.
2. All references in the Agreement to the "Amended Declaration of Trust" or "Declaration of Trust" shall mean the Agreement as amended by this Amendment.
3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

In Witness Whereof, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of March ___, 2017.

VANGUARD CHESTER FUNDS

By: Laura Merianos
Laura Merianos, Assistant Secretary